Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Flushing Financial Corporation of our report dated March 9, 2006 relating to the consolidated financial statements which appear in Flushing Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ PRICE WATERHOUSECOOPERS LLP
New York, New York

May 23, 2008